UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 4, 2013 (December 27, 2012)

PEBBLEBROOK HOTEL TRUST

(Exact name of registrant as specified in its charter)

Maryland	001-34571	27-1055421
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Bethesda Metro Center, Suite 1530, Bethesda, Maryland		20814
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(240) 507-1300

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth under Item 2.03 of this Current Report on Form 8-K with respect to the Amendment (as defined therein), the Loan Agreement (as defined therein) and the Loan (as defined therein) is hereby incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Pebblebrook Hotel Trust (the “Company”), through its operating partnership, Pebblebrook Hotel, L.P. and certain other subsidiaries, indirectly owns a 49% equity interest in DP Fee Holding Co., LLC (“Owner JV”) and DP Lease Holding, LLC (“Lessee JV”). Denihan Hospitality Group, through its affiliate, Denihan Ownership Company, LLC (“DOC”), owns the remaining 51% equity interest in Owner JV and Lessee JV. Owner JV, through certain indirect subsidiaries (as described below), owns the Manhattan Collection, which consists of six hotels located in Manhattan, New York. Owner JV is governed by that certain Second Amended and Restated Operating Agreement, dated as of July 29, 2011 (the “Owner JV Operating Agreement”).
On December 27, 2012, 371 Seventh Avenue Co., LLC, 125 East 50th Street Co., LLC, 215 East 64th Street Co., LLC, 155 East 50th Street Co., LLC and 303 Lexington Avenue Co., LLC, each a Delaware limited liability company and an indirect subsidiary of Owner JV (collectively, “Owner Subsidiaries”), entered into a loan agreement (the “Loan Agreement”) pursuant to which Owner Subsidiaries obtained a new $410.0 million secured loan (the “Loan”) from Goldman Sachs Mortgage Company (“Lender”). The Loan bears interest at a fixed rate of 3.67 percent per annum, and requires interest-only payments through January 5, 2018, the Loan's scheduled maturity date. The Loan is secured by first mortgages on the five hotels owned by Owner Subsidiaries: Affinia Manhattan, Affinia Shelburne, Affinia 50, Affinia Gardens and The Benjamin (collectively, the “Hotels”), which have a total of 1,491 guest rooms. Owner JV used the proceeds from the Loan to repay, in part, approximately $553.2 million of outstanding debt (the “Prior Loan”), which was secured by the Hotels and the Affinia Dumont hotel, a hotel owned by 150 East 34th Street Co., LLC, a Delaware limited liability company and an indirect subsidiary of Owner JV. The balance of the Prior Loan was repaid with capital contributions to Owner JV by the Company, through Cardinals Owner LLC (“Cardinals Sub”), a wholly owned indirect subsidiary of the Company, and Denihan Hospitality Group, through DOC, of approximately $54.9 million and approximately $57.2 million, respectively, and the proceeds from the Special Loan (as defined and described below) made to Owner JV by the Company (through Cardinals Sub). As a result of the refinancing, the Affinia Dumont hotel is unencumbered by mortgage debt.
The Loan is non-recourse to the Company, except for certain customary carve-outs to the general non-recourse liability, which carve-outs are guaranteed by the Company and DOC. The Loan is evidenced by documentation generally consistent with loans of this type. The Loan contains cash management and lock-box provisions that allow Lender to direct net income from the hotels securing the Loan to an account controlled by Lender upon the occurrence of an event of default or failure to meet certain performance thresholds, as defined in the loan agreement, to ensure that items such as mortgage principal and interest, real estate taxes, insurance and property maintenance and improvement costs are adequately funded and to prevent cash from being distributed to the Owner JV until any event of default is cured or performance threshold is achieved.
On December 27, 2012, in connection with the transactions described above, Cardinals Sub and DOC entered into an amendment (the “Amendment”) to the Owner JV Operating Agreement. The Amendment, constituting a personal services agreement, sets forth the terms and conditions of a loan made by Cardinal Sub to Owner JV in the principal amount of $50.0 million (the “Special Loan”). The Special Loan matures on the earlier of (i) July 4, 2018, (ii) the closing of any refinancing of the Loan and (iii) the closing date of a Portfolio Sale (as defined in the Owner JV Operating Agreement). The Special Loan bears interest at a fixed rate of 9.75 percent per annum, which rate increases by 100 basis points on February 4, 2018 and every 30 days thereafter until the Special Loan, together with any accrued and unpaid interest earned thereon, is paid in full or the rate reaches the maximum of 13.5 percent per annum. The Special Loan may be prepaid at any time, upon ten days' prior written notice by Owner JV without penalty.
The foregoing descriptions of the Loan Agreement and the Amendment are not complete. Copies of the Loan Agreement and the Amendment will be filed with the Securities and Exchange Commission as exhibits to a subsequent report of the Company.
Item 7.01. Regulation FD Disclosure.

On December 28, 2012, the Company issued a press release announcing, among other things, the completion of the Loan.

A copy of that press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release issued December 28, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEBBLEBROOK HOTEL TRUST

January 4, 2013	By:	/s/ Raymond D. Martz

Name: Raymond D. Martz
Title: Executive Vice President, Chief Financial Officer, Treasurer and Secretary

 EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued December 28, 2012.